Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Fourth Quarter and Full Year 2010

Financial Results

2010 Revenues Up 63% to Record $31.2 Million

Beaverton, Ore. — February 28, 2011 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Results

Revenues for the fourth quarter 2010 increased 89% to $10.5 million from $5.5 million in the same quarter a year ago. This was largely due to an increase in license and subscription revenues from the new licensing relationship with Intellectual Ventures (IV).

Operating income for the fourth quarter 2010 was $3.1 million, compared to an operating loss of $0.3 million in the fourth quarter of 2009. The improvement was primarily due to payments related to the license with IV, offset by expenses associated with the IV transaction, increased marketing expenses, and investments in the company’s mobile product initiatives.

Net income for the quarter was $2.8 million or $0.35 per diluted share, which included Digimarc’s share of the net loss from its joint ventures with Nielsen of $0.6 million. This compares to a net loss of $0.6 million or $(0.08) per diluted share in the fourth quarter of 2009, which included Digimarc’s share of the net loss from the company’s joint ventures with Nielsen of $0.4 million.

Full Year 2010 Results

Full year 2010 revenues increased 63% to a record $31.2 million from $19.1 million in 2009. The improvement was driven primarily by increases in license and subscription revenues related to new licenses entered into with IV in the fourth quarter and Arbitron in the first quarter. Service revenues increased 14% from 2009.

2010 operating income was $6.2 million, compared to an operating loss of $2.6 million in 2009. Net income was $4.2 million or $0.55 per diluted share. Net income included Digimarc’s share of net losses from its joint ventures with Nielsen of $2.2 million, the majority of which is attributable to research and development activities. This compares to a net loss of $2.8 million or $(0.39) per diluted share in 2009 that included Digimarc’s share of net losses from the company’s joint ventures with Nielsen of $0.7 million.

At December 31, 2010, cash and cash equivalents and marketable securities totaled $45.9 million, up from $42.8 million at December 31, 2009.

Conference Call

Digimarc will hold a conference call later today (Monday, February 28, 2011) to discuss fourth quarter 2010 and year end financial results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be simulcast via a link available on Digimarc’s home page at www.digimarc.com, and will be available for replay until March 14, 2011. Thereafter, the webcast will be archived at www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding Digimarc’s investment in marketing and research and development in its mobile product initiatives, increases in license and subscription revenues, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results will be set forth in the company’s Form 10-K for the year ended December 31, 2010 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenue:
Service	$3,131	$2,963	$12,324	$10,845
License & subscription	7,342	2,586	18,826	8,226

Total revenue	10,473	5,549	31,150	19,071

Cost of revenue:
Service	1,771	1,694	6,464	6,090
License & subscription	63	53	236	211

Total cost of revenue	1,834	1,747	6,700	6,301

Gross profit:
Service	1,360	1,269	5,860	4,755
License & subscription	7,279	2,533	18,590	8,015

Total gross profit	8,639	3,802	24,450	12,770

Percentage of gross profit to revenues:
Service	43%	43%	48%	44%
License & subscription	99%	98%	99%	97%
Percentage of gross profit to total revenue	82%	69%	78%	67%

Operating expenses:
Sales and marketing	1,092	808	3,545	3,034
Research and development	1,636	1,310	5,687	4,989
General and administrative	2,450	1,702	7,864	6,299
Intellectual property	312	257	1,203	1,013

Total operating expenses	5,490	4,077	18,299	15,335

Operating income (loss)	3,149	(275)	6,151	(2,565)

Net loss from joint ventures	(604)	(380)	(2,180)	(691)

Interest income, net	61	83	245	522

Income (loss) before provision for income taxes	2,606	(572)	4,216	(2,734)

Provision for income taxes	148	(11)	(42)	(23)

Net income (loss)	$2,754	$(583)	$4,174	$(2,757)

Earnings (loss) per share:
Net income (loss) per share - basic	$0.38	$(0.08)	$0.59	$(0.39)
Net income (loss) per share - diluted	$0.35	$(0.08)	$0.55	$(0.39)
Weighted average shares outstanding - basic	7,190	7,103	7,120	7,140
Weighted average shares outstanding - diluted	7,859	7,103	7,623	7,140

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents (1)	$6,340	$8,884
Marketable securities (1)	28,441	33,902
Trade accounts receivable, net	3,481	3,570
Other current assets	1,345	872

Total current assets	39,607	47,228
Marketable securities (1)	11,163	—
Property and equipment, net	1,330	1,114
Intangibles, net	2,174	1,302
Investments in joint ventures	1,029	409
Other assets	462	430

Total assets	$55,765	$50,483

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,519	$1,407
Deferred revenue	2,562	2,318

Total current liabilities	4,081	3,725
Deferred rent and other long-term liabilities	525	99

Total liabilities	4,606	3,824

Commitments and contingencies

Stockholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	49,609	49,283
Retained earnings (accumulated deficit)	1,493	(2,681)

Total stockholders’ equity	51,159	46,659

Total liabilities and stockholders’ equity	$55,765	$50,483

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $45,944 and $42,786 at December 31, 2010 and 2009, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Twelve-Month Information
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,754	$(583)	$4,174	$(2,757)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	160	164	644	589
Stock-based compensation	781	666	3,068	2,444
Net loss from joint ventures	604	380	2,180	691
Changes in operating assets and liabilities:
Trade accounts receivable, net	(380)	(543)	89	269
Other current assets	(362)	129	(473)	3
Other assets	3	(125)	(32)	(283)
Accounts payable and other accrued liabilities	570	215	507	(65)
Deferred revenue	455	602	275	(112)

Net cash provided by (used in) operating activities	4,585	905	10,432	779

Cash flows from investing activities:
Purchase of property and equipment	(545)	(86)	(781)	(460)
Capitalized patent costs	(103)	(221)	(914)	(842)
Investments in joint ventures	(700)	(550)	(2,800)	(1,100)
Sale or maturity of marketable securities	43,211	22,970	122,176	43,708
Purchase of marketable securities	(44,622)	(24,025)	(127,878)	(50,626)

Net cash provided by (used in) investing activities	(2,759)	(1,912)	(10,197)	(9,320)

Cash flows from financing activities:
Issuance of common stock	3,037	121	3,045	273
Purchase of common stock	(5,784)	(915)	(5,824)	(1,737)
Principal payments under capital lease obligations	—	—	—	(39)

Net cash provided by (used in) financing activities	(2,747)	(794)	(2,779)	(1,503)

Net increase (decrease) in cash and cash equivalents (2)	$(921)	$(1,801)	$(2,544)	$(10,044)

Cash equivalents and marketable securities at beginning of period	45,454	$43,532	$42,786	$45,912
Cash equivalents and marketable securities at end of period	45,944	42,786	45,944	42,786

(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$490	$(746)	$3,158	$(3,126)

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